Free Writing Prospectus

Filed Pursuant to Rule 433

Dated April 21, 2015

Registration Statement Nos. 333-196801 and 333-196801-03

$1.0BN FORD CREDIT AUTO LEASE TRUST (FORDL) 2015-A  ** PXING **

JT-BOOKS:	Citi, Credit Ag, Mizuho
CO-MGRS:	CIBC, SMBC
SELLING GRP:	Drexel Hamilton, Loop

CLS	SIZE($MM)	RTGS(S/M)	WAL	WIN	E.FNL	L.FNL	BNCH	SPD	YLD
A-1	160.00	A-1+/P-1	0.31	1-8	12/15/15	05/16/16	Yield	0.32%	0.320%
A-2a	185.00	AAA/Aaa	1.15	8-20	12/15/16	12/15/17	EDSF	+28	0.792%
A-2b	202.00	AAA/Aaa	1.15	8-20	12/15/16	12/15/17	1ML	+28
A-3	247.00	AAA/Aaa	1.90	20-26	06/15/17	06/15/18	EDSF	+36	1.134%
A-4	108.00	AAA/Aaa	2.28	26-29	09/15/17	08/15/18	ISWAPS	+44	1.318%
B	50.70	— NOT OFFERED —
C	47.30	— NOT OFFERED —

* CLASS B & C RETAINED

TRADE DATE	:	04/21/15
FORMAT	:	SEC-REG (A-1 144A)
EXPECTED SETTLE	:	04/28/15
FIRST PAY DATE	:	05/15/15
EXPECTED RATINGS	:	S&P/MOODYS
TICKER		FORDL 2015-A
MIN DENOMS A1		$100k by $1k
MIN DENOMS A2-B		$1k by $1k
BILL AND DELIVER		CITI

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV.  ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1--800-831-9146.